Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of: SUFFOLK BANCORP
Jurisdiction of Organization
THE SUFFOLK COUNTY NATIONAL BANK OF RIVERHEAD (wholly owned subsidiary)	United States

Subsidiaries of: THE SUFFOLK COUNTY NATIONAL BANK OF RIVERHEAD
SUFFOLK GREENWAY, INC. Real Estate Investment Trust (wholly owned subsidiary)	New York

SCNB FINANCIAL SERVICES, INC. Investment and Insurance Agency (wholly owned subsidiary)	New York

OSPREY REAL PROPERTY, INC. Real Estate Holding Company (wholly owned subsidiary)	New York

OSPREY REAL PROPERTY II, INC. Real Estate Holding Company (wholly owned subsidiary)	New York